Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Carrier Global Corporation (the “Company”) and the climate solutions business (the “VCS Business”) of Viessmann Group GmbH & Co. KG (“Viessmann”) as of and for the twelve months ended December 31, 2022 is derived from Carrier’s historical audited consolidated financial statements which are incorporated by reference in this offering memorandum, and the VCS Business’s  audited combined financial statements, which have been prepared specifically for the purpose of Carrier’s previously announced acquisition of the VCS Business (the “Acquisition”) and which are included elsewhere in this offering memorandum.

The historical financial statements of Carrier and the VCS Business have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events which are necessary to account for the Transactions (as defined below), in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances.

The Acquisition will be accounted for as a business combination using the acquisition method with Carrier as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the total consideration will be allocated to the VCS Business’s assets acquired and liabilities assumed based upon their estimated fair values, with limited exceptions, as of the closing date of the Acquisition. The process of valuing the net assets of the VCS Business at the expected closing date of the Acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation reflected in this unaudited pro forma condensed combined financial information is preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the actual purchase accounting assessment may vary based on final analyses of the valuation of assets to be acquired and liabilities to be assumed, particularly in regard to definite-lived intangible assets and deferred tax assets and liabilities, which could be material.

The unaudited pro forma condensed combined financial information and related notes are provided for informational purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The unaudited pro forma condensed combined financial information is based on information and assumptions, which are described in the accompanying notes. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein. The results and balances reflected herein are not intended to be a projection of future financial position or results of operations of Carrier following the completion of the Transactions, which may vary materially from the results reflected because of various factors. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on December 31, 2022, and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 is presented as if the Transactions had occurred on January 1, 2022. The unaudited pro forma condensed combined financial information presented herein has been derived from:

•	Carrier’s historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in the 2022 Annual Report; and

•
The VCS Business’s audited combined financial statements as of and for the twelve months ended December 31, 2022 prepared specifically for the purpose of the Acquisition, and which are included elsewhere in this offering memorandum.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions, which includes adjustments for the following:

•	Conversion adjustments to convert the VCS Business’s audited combined financial statements from German GAAP to Carrier’s accounting policies in accordance with U.S. GAAP;

•	Application of the acquisition method of accounting under the provisions of ASC 805 and to reflect estimated consideration of approximately $13.8 billion (€13.0 billion);

•	The proceeds and uses of this offering and the other financing entered into in connection with the Acquisition; and

•	Non-recurring costs incurred and expected to be incurred in connection with the Acquisition.

We refer to the closing of the Acquisition, the Company’s planned issuance and sale of U.S. dollar and euro denominated notes (the “Notes”) and the Company’s anticipated incurrence of borrowings under the Company’s term loan credit agreement (the “Term Loan Credit Agreement”) and bridge facility (the “Bridge Facility”) to fund a portion of the cash purchase price of the Acquisition, and the application of the proceeds of such borrowings, collectively as the “Transactions.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2022
(U.S. Dollars in millions)

	Carrier Global Corporation (Historical)	VCS Business Adjusted (Note 2)	Transaction Accounting Adjustments (Note 3)		Financing Adjustments (Note 3)		Pro Forma Combined
Assets
Cash and cash equivalents	3,520	185	(10,855)	3A	8,369	3H	1,230
			(85)	3E	-
			96	3F	-
Accounts receivable, net	2,833	407	-		-		3,240
Contract assets, current	537	-	-		-		537
Inventories, net	2,640	908	151	3D	-		3,699
Other assets, current	349	906	(814)	3F	-		441
Total current assets	9,879	2,406	(11,507)		8,369		9,147
Future income tax benefits	612	78	(78)	3G	-		612
Fixed assets, net	2,241	456	303	3B	-		3,000
Operating lease right-of-use assets	642	99	-		-		741
Intangible assets, net	1,342	10	4,566	3C	-		5,918
Goodwill	9,977	3	13,767	3A	-		18,951
			(303)	3B	-
			(4,566)	3C	-
			(151)	3D	-
			(69)	3F	-
			1,411	3G	-
			(1,118)	3I	-
Pension and post-retirement assets	26	-	-		-		26
Equity method investments	1,148	-	-		-		1,148
Other assets	219	31	-		-		250
Total Assets	26,086	3,083	2,255		8,369		39,793
Liabilities and Equity
Accounts payable	2,833	273	-		-		3,106
Accrued liabilities	2,610	1,344	(787)	3F	-		3,167
Contract liabilities, current	449	97	-		-		546
Current portion of long-term debt	140	16	-		422	3H	578
Total current liabilities	6,032	1,730	(787)		422		7,397
Long-term debt	8,702	19	-		7,947	3H	16,668
Future pension and post-retirement obligations	349	111	-		-		460
Future income tax obligations	568	19	1,333	3G	-		1,920
Operating lease liabilities	529	75	-		-		604
Other long-term liabilities	1,830	11	-		-		1,841
Total Liabilities	18,010	1,965	546		8,369		28,890
Equity
Common stock, par value $ 0.01	9	-	1	3A	-		10
Treasury stock - 42,103,995 common shares	(1,910)	-	-		-		(1,910)
Additional paid-in capital	5,481	1,118	2,911	3A	-		8,392
			(1,118)	3I			-
Retained earnings	5,866	-	(85)	3E	-		5,781
Accumulated other comprehensive income (loss)	(1,688)	-	-		-		(1,688)
Non-controlling interest	318	-	-		-		318
Total Equity	8,076	1,118	1,709		-		10,903
Total Liabilities and Equity	26,086	3,083	2,255		8,369		39,793

See accompanying notes to unaudited pro forma condensed combined financial information.

	Carrier Global Corporation (Historical)	VCS Business Adjusted (Note 2)	Transaction Accounting Adjustments (Note 3)		Financing Adjustments (Note 3)		Pro Forma Combined
Net sales
Product sales	18,250	3,161	-		-		21,411
Service sales	2,171	419	-		-		2,590
	20,421	3,580	-		-		24,001
Costs and expenses
Cost of products sold	(13,337)	(2,013)	(9)	3AA	-		(16,040)
			(530)	3BB	-
			(151)	3CC	-
Cost of services sold	(1,620)	(173)	(42)	3BB	-		(1,835)
Research and development	(539)	(165)	-		-		(704)
Selling, general and administrative	(2,512)	(794)	(4)	3AA	(51)	3JJ	(3,414)
			(85)	3DD	-
			45	3FF	-
			(13)	3GG	-
	(18,008)	(3,145)	(789)		(51)		(21,993)
Equity method investment net earnings	262	-	-		-		262
Other income (expense), net	1,840	33	-		-		1,873
Operating profit	4,515	468	(789)		(51)		4,143
Non-service pension benefit (expense)	(4)	(2)	-		-		(6)
Interest (expense) income, net	(219)	(8)	8	3EE	(483)	3HH	(702)
Income from operations before income taxes	4,292	458	(781)		(534)		3,435
Income tax (expense) benefit	(708)	(134)	208	3II	77	3KK	(557)
Net income from operations	3,584	324	(573)		(457)		2,878
Less: Non-controlling interest in subsidiaries' earnings from operations	50	-	-		-		50
Net income attributable to common shareowners	3,534	324	(573)		(457)		2,828

Earnings per share
Basic	$4.19						$3.13
Diluted	$4.10						$3.07

Weighted-average number of shares outstanding
Basic	843						902
Diluted	861						920

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The historical audited consolidated financial statements for Carrier and audited combined financial statements for the VCS Business have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are directly attributable to the Transactions and are factually supportable.

Carrier’s historical financial statements were prepared in accordance with U.S. GAAP and are presented in USD, and the VCS Business’s audited combined financial statements were prepared in accordance with German GAAP and are presented in EUR. For purposes of the unaudited pro forma condensed combined financial information, the financial information of the VCS Business has been converted from German GAAP to the accounting policies of Carrier in accordance with U.S. GAAP, translated from EUR to USD and reclassified to conform with Carrier’s financial statement presentation.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Carrier determined to be the accounting acquirer based on preliminary analysis of the Share Purchase Agreement, dated as of Apri1 25, 2023, among the Company, Viessmann and Johann Purchaser GmbH (f/k/a Blitz F23-620 GmbH), a wholly owned indirect subsidiary of Carrier, governing the Acquisition (the “Share Purchase Agreement”) and based on the historical audited consolidated financial statements of Carrier and the audited combined financial statements of the VCS Business. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with a business combination are expensed as incurred. The excess of acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on December 31, 2022, and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 is presented as if the Acquisition had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition and integration costs that may be incurred. The pro forma adjustments represent Carrier’s best estimates and are based upon currently available information and certain adjustments, assumptions and estimates that Carrier believes are reasonable under the circumstances.

There were no material transactions between Carrier and the VCS Business during the period presented. Accordingly, adjustments to eliminate transactions between Carrier and the VCS Business have not been reflected in the unaudited pro forma condensed combined financial information presented herein.

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial information of the VCS Business and related pro forma adjustments were translated from euro to U.S. Dollars using the following historical exchange rates:

Period of Exchange Rate	$/€
Closing exchange rate as of December 31, 2022 for Balance Sheet	1.0687
Average exchange rate for the twelve months ended December 31, 2022 for Statement of Operations	1.0535

Note 2. Reclassification and U.S. GAAP Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed an analysis of the VCS Business’s financial information to identify differences in the VCS Business’s audited combined financial statements from German GAAP to Carrier’s accounting policies in accordance with U.S. GAAP, and differences in financial statement presentation compared to the presentation of Carrier. At the time of preparing the unaudited pro forma condensed combined financial information, Carrier is not aware of any other material differences.

Unaudited Condensed Combined Balance Sheet Adjustments
As of December 31, 2022
(Amounts in millions)

Carrier Presentation	Historical VCS Business Presentation	Historical VCS Business Euro	Historical VCS Business USD	Reclassification Adjustments USD	U.S. GAAP Adjustments	Notes	VCS Business Adjusted USD
Assets
Cash and cash equivalents	Cash on hand and balances at banks	175	187	-	(2)	(v)	185
Accounts receivable, net	Trade receivables	358	383	8	16	(iv)	407
Inventories, net	Inventories	824	881		6	(ii)	908
					2	(iii)
					(1)	(viii)
					16	(xvi)
					4	(xi)
Other assets, current	Receivables with affiliated companies	769	821	(8)			906
	Other assets	69	74	16	2	(v)
					1	(iv)

	Deferred charges and prepaid expenses	15	16	(16)			-
Total current assets		2,210	2,362	-	44		2,406
Future income tax benefits	Deferred tax assets	27	29		33	(i)	78
					3	(viii)
					11	(xiv)
					3	(xv)
					(1)	(xi)
Fixed assets, net	Tangible assets	419	448		8	(xiii)	456

Unaudited Condensed Combined Balance Sheet Adjustments
As of December 31, 2022 (Amounts in millions)

Carrier Presentation	Historical VCS Business Presentation	Historical VCS Business Euro	Historical VCS Business USD	Reclassification Adjustments USD	U.S. GAAP Adjustments	Notes	VCS Business Adjusted USD
Operating lease right-of-use assets					99	(vii)	99
Intangible assets, net	Intangible assets	14	15	(1)	(4)	(xiii)	10
Goodwill		-	-	1	2	(xiii)	3
Pension and post-retirement assets		-	-				-
Equity method investments		-	-				-
Other assets			-	8	23	(vii)	31
	Financial assets	8	8	(8)
Total Assets		2,678	2,862	-	221		3,083
Liabilities and Equity
Accounts payable	Trade payables	241	257	16			273
Accrued liabilities	Other provisions	341	364	(29)	(7)	(ix)	1,344
					(5)	(x)
	Liabilities due to affiliated companies	771	824	(16)	(21)	(vi)
	Other liabilities	160	171		21	(vi)
					8	(ix)
					3	(x)
					3	(xiv)
					24	(vii)
					4	(xiii)
Contract liabilities, current	Advance payments received on orders	44	47		16	(xvi)	97
	Deferred income	32	34
Current portion of long-term debt	Bank loans	11	12	(4)			16
					8	(vii)
Total current liabilities		1,600	1,709	(33)	54		1,730
Long-term debt			-	4	15	(vii)	19
Future pension and post-retirement obligations	Pension and similar obligations	48	52	21	38	(xiv)	111
Future income tax obligations	Tax provisions	7	7		5	(i)	19

Unaudited Condensed Combined Balance Sheet Adjustments
As of December 31, 2022 (Amounts in millions)

Carrier Presentation	Historical VCS Business Presentation	Historical VCS Business Euro	Historical VCS Business USD	Reclassification Adjustments USD	U.S. GAAP Adjustments	Notes	VCS Business Adjusted USD
					3	(viii)
					3	(iv)
					1	(xi)
Operating lease liabilities					75	(vii)	75
Other long-term liabilities	Special item for investment grants	2	3	8			11
Total Liabilities		1,657	1,771	-	194		1,965
Equity							-
Additional paid-in capital	Net investment	1,021	1,091		27	(i)	1,118
					3	(xv)
					6	(ii)
					2	(iii)
					15	(iv)
					(1)	(viii)
					(1)	(ix)
					2	(x)
					2	(xiii)
					(30)	(xiv)
					2	(xi)
Total Liabilities and Equity		2,678	2,862	-	221		3,083

Unaudited Condensed Combined Statement of Operations Adjustments
For Twelve Months Ended December 31, 2022
(Amounts in millions)

Carrier Presentation	Historical VCS Business Presentation	Historical VCS Business Euro	Historical VCS Business USD	Reclassification Adjustments	U.S. GAAP Adjustments	Notes	VCS Business Adjusted USD
Net sales	Net sales	3,402	3,584	(3,584)			-
Product sales				3,165	(5)	(ix)	3,161
					1	(x)
Service sales				419			419
		3,402	3,584	-	(4)		3,580
Costs and expenses
Cost of products sold				(2,009)	(3)	(viii)	(2,013)
					2	(ii)
					(3)	(iii)
					(2)	(xiv)
					2	(xi)
Cost of services sold				(173)			(173)
Research and development				(164)	(1)	(xiv)	(165)
Selling, general and administrative				(794)			(794)
		-	-	(3,140)	(5)		(3,145)
	Change of inventories of finished and unfinished goods	70	74	(74)			-
	Internally produced and capitalized assets	9	9	(9)			-
	Material expenses	(1,655)	(1,743)	1,743			-
	Personnel expenses	(751)	(791)	791			-
	Depreciation and amortization	(56)	(59)	59			-
Equity method investment net earnings				-			-
Other income (expense), net				29	4	(ix)	33

Unaudited Condensed Combined Statement of Operations Adjustments
For Twelve Months Ended December 31, 2022 (Amounts in millions)

Carrier Presentation	Historical VCS Business Presentation	Historical VCS Business Euro	Historical VCS Business USD	Reclassification Adjustments	U.S. GAAP Adjustments	Notes	VCS Business Adjusted USD
					(1)	(iv)
					2	(xiii)
					(1)	(x)
	Expenses from profit and loss transfer agreements	(217)	(229)	-	229	(xii)	-
	Other operating income	95	100	(100)			-
	Other operating expenses	(665)	(701)	701			-
	Income from other securities and loans	-	-	-			-
	Depreciation on financial assets	-	-	-			-
Operating profit		232	244	-	224		468
Non-service pension benefit (expense)				-	(2)	(xiv)	(2)
Interest (expense) income, net				(8)	-		(8)
	Interests and similar income	5	6	(6)
	Interests and similar expenses	(13)	(14)	14
Income from operations before income taxes		224	236	-	222		458
Income tax expense	Taxes on income	(121)	(127)	-	(10)	(i)	(134)
					2	(xv)
					1	(iii)
					1	(v)
					(1)	(xiv)
Net income from operations		103	109	-	215		324
Less: Non-controlling interest in subsidiaries' earnings from operations
Net income attributable to common shareowners	Net income	103	109	-	215		324

Reclassification Adjustments: This column represents the reclassification adjustments that have been applied to the VCS Business’s combined statement of financial position and combined statement of income to conform to Carrier’s financial statements presentation. The VCS Business’s combined statement of income was presented on a total cost basis under German GAAP, whereas Carrier’s historical statement of operations is presented in accordance with U.S. GAAP. The VCS Business’s combined financial statements were mapped to Carrier’s financial statement line items and the differences obtained from this were considered as reclassification adjustments.

U.S. GAAP Adjustments:

(i)	To record the impact of differences in the calculation of deferred taxes.

(ii)	To adjust for the impact of different inventory write-down methodologies.

(iii)	To record the impact of change in intra-company profit elimination.

(iv)	To record the impact of differences in methodology for provision for doubtful accounts and other credit losses.

(v)	To reduce the historical VCS Business cash by the amount of restricted cash.

(vi)	To record the reclassification of certain accrued liabilities from intercompany payable into other liabilities.

(vii)	To record operating and finance leases right of use assets and liabilities calculated in accordance with U.S. GAAP.

(viii)
To record changes due to reclassification of consignment stocks, exhibition style special stocks and tools to fixed assets and related deferred tax impact. The recognized write-down of those stocks in inventory under German GAAP has been reversed. The respective depreciation was recognized in fixed assets.

(ix)
To reverse the recognized revenue and corresponding expense related to customer loyalty programs that are not yet deemed earned under U.S. GAAP and are deferred as a contract liability, and the related deferred tax impact.

(x)	To record the reclassification of the long-term portion of contingent loss provisions and adjustments to certain provisions given different threshold criteria.

(xi)	To record a reversal in depreciation recorded in finished goods inventory of merchandised products, and the related deferred tax impact.

(xii)
To record the elimination of expenses from profit and loss transfer agreement that comprises the portion of the profits transferred to Viessmann remaining after deduction of the income tax expense regulated by tax allocation agreements.

(xiii)	To record the reversal of goodwill amortized under German GAAP and separately an unrelated failed sale and leaseback by recording the capitalization and amortization of the related fixed asset.

(xiv)	To record the difference in pension valuation from German GAAP to U.S. GAAP, and corresponding deferred tax adjustment.

(xv)	To record an adjustment due to the different treatment of consolidated tax group for income tax purposes.

(xvi)	To reverse the inventory reduction recorded under German GAAP and record a contract liability for prepayment on customer contracts.

Note 3. Transaction Accounting and Financing Adjustments

The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)
The adjustment reflects the preliminary estimated fair value of consideration transferred comprised of the Cash Consideration and Share Consideration (as each defined in the Share Purchase Agreement). Cash Consideration was translated from euro to U.S. Dollars based on an exchange rate of $1.058 per €1.

In accordance with the Share Purchase Agreement, Carrier is required to settle the outstanding intercompany balance owed by the VCS Business to Viessmann upon consummation of the Acquisition. The outstanding balance has decreased significantly since December 31, 2022 and is expected to further reduce prior to closing of the Acquisition. Therefore, the closing cash consideration amount presented includes the intercompany balance owed by the VCS Business to Viessmann as of September 30, 2023 of $69 million.

USD in millions
Cash Consideration	$ 10,855
Share Consideration	2,912
Preliminary estimated fair value of consideration transferred	$ 13,767

The following table summarizes the allocation of preliminary purchase price:

USD in millions
Cash and cash equivalents	$ 281
Accounts receivable, net	407
Inventories, net	1,059
Other assets, current	92
Future income tax benefits	-
Fixed assets, net	759
Operating lease right-of-use assets	99
Intangible assets, net	4,576
Pension and post-retirement assets	-
Other assets	31
Total assets	$ 7,304
Accounts payable	273
Accrued liabilities	557
Contract liabilities, current	97
Current portion of long-term debt	16
Long-term debt	19
Future pension and post-retirement obligations	111
Future income tax obligations	1,352
Operating lease liabilities	75
Other long-term liabilities	11
Total liabilities	$ 2,511
Net assets acquired	$ 4,793
Goodwill	8,974
Preliminary estimated fair value of consideration transferred	$ 13,767

The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry and other limited valuation procedures performed in order to identify value allocations of the Acquisition consideration to assets acquired and liabilities assumed, including intangible assets, step-up in the value of inventory, and real and personal property assets. Upon completion of the Acquisition, a final determination of the fair value of the VCS Business’s assets and liabilities will be performed. The final Acquisition consideration allocation may be materially different than that reflected in the preliminary estimated Acquisition consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma condensed combined financial information may change the amount of the total Acquisition consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of operations due to adjustments in the depreciation and amortization of the adjusted assets.

(B)	Reflects the preliminary estimated fair value adjustment to fixed assets, net acquired in the Acquisition, as shown in the table below. The fair value of fixed assets, net is subject to change.

USD in millions	Estimated Useful life (in years)	Preliminary Estimated Asset Fair Value
Land	n/a	$ 62
Buildings and improvements	3 to 22	213
Machinery, tools and equipment	5 to 8	321
Other, including assets under construction	4 to 45	163
Fixed assets, net		$ 759
Less: VCS Business’s Adjusted Fixed assets, net		(456)
Pro Forma adjustment		$ 303

(C)
Reflects the preliminary estimated fair value adjustment to the identifiable intangible assets acquired in the Acquisition, as shown in the table below. The fair value of intangible assets is subject to change.

USD in millions	Estimated Useful life (in years)	Preliminary Estimated Asset Fair Value
Customer relationships	15	$ 3,131
Trademark	40	716
Technology	7	513
Backlog	1	216
Identifiable intangible assets, net		$ 4,576
Less: VCS Business's Adjusted Intangible assets, net		(10)
Pro Forma adjustment		$ 4,566

(D)
The adjustment reflects a step-up in fair value to the VCS Business’s finished goods and work-in process inventory. The calculation of fair value is preliminary and subject to change. The preliminary estimated fair value of inventories, net, was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts, as shown in the table below.

USD in millions
Inventories	$ 1,059
Less: VCS Business’s Adjusted Inventories, net	(908)
Pro Forma adjustment	$ 151

(E)
To reflect the estimated transaction costs of $85 million consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are recorded as a reduction in cash and retained earnings.

(F)
Reflects (i) the elimination of $814 million of receivables recorded within “Other assets, current” from Viessman which will be settled on or prior to the close of the Acquisition; (ii) the elimination of $787 million of payables to Viessman recorded within “Accrued liabilities,” of which $718 million is estimated to have been settled on or prior to close and $69 million included within Cash Consideration (see adjustment (A), above) and (iii) an increase to “Cash” of $96 million based upon the difference between the $814 million of receivables which will be settled on or prior to close less the $718 million of payables estimated to have been settled on or prior to close.

(G)
Reflects estimated deferred taxes related to the purchase price allocation and income tax impact effect related to the pro forma adjustments in the balance sheet resulting from the step-up in inventory, fixed assets and intangible assets. These tax-related adjustments are based upon an estimated blended tax rate of 28.1% on adjustments.

(H)	Reflects the impact of the financing for the Transactions and related transaction costs. The impact on other current liabilities and long-term debt have been adjusted for the following:

USD in millions	Current portion of long-term debt/ Other current liabilities	Long-term debt	Total
Principal balance from incremental Term Loan Credit Agreement and Notes	$ 422	$ 7,993	$ 8,415
New deferred debt issuance costs for Term Loan Credit Agreement and other debt	-	(46)	(46)
Pro Forma adjustment	$ 422	$ 7,947	$ 8,369

(I)
To adjust the VCS Business’s historical financial statements to give pro forma effect to events in connection with the Acquisition that include the elimination of the VCS Business’s historical additional paid in capital of $1,118 million.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(AA)
Reflects change in depreciation expense included in cost of products sold of $9 million and selling, general, and administrative expenses (“SG&A”) of $4 million related to the step-up in value of PP&E acquired.

USD in millions	Estimated Useful life (in years)	Preliminary Estimated Asset Fair Value	Depreciation for the twelve months ended December 31, 2022
Land	n/a	$ 62	n/a
Buildings and improvements	3 to 22	213	11
Machinery, tools and equipment	5 to 8	321	46
Other, including assets under construction	4 to 45	163	7
Total Depreciation expense on additional Fixed assets, net			$ 64
Less: VCS Business’s Adjusted Depreciation expense			(51)
Pro Forma adjustment			$ 13

(BB)
Reflects incremental amortization expense included in cost of products sold of $530 million and cost of services sold of $42 million related to the fair value of identifiable intangible assets acquired.

USD in millions	Estimated Useful life (in years)	Preliminary Estimated Asset Fair Value	Amortization expense for the twelve months ended December 31, 2022
Customer relationships	15	$ 3,131	$ 263
Trademark	40	716	35
Technology	7	513	69
Backlog	1	216	213
Amortization expense			$ 580
Less: VCS Business’ Adjusted Amortization expense			(8)
Pro Forma adjustment			$ 572

The acquired Customer relationships, Trademark and Technology will be amortized based on the pattern in which the economic benefits of the intangible assets are expected to be realized. Based on the assumed acquisition date of December 31, 2022, the expected impact on operating results for the five years following the year of the Acquisition is as follows:

	Year ended December 31,
USD in millions	2023	2024	2025	2026	2027
Customer relationships	$ 337	$ 366	$ 337	$ 300	$ 265
Trademark	39	41	42	43	42
Technology	108	114	101	72	33
	$ 484	$ 521	$ 480	$ 415	$ 340

(CC)	To reflect the amortization of the preliminary estimated fair value increase of “Inventories, net” of $151 million, as the inventory is expected to be sold within one year of the acquisition date.

(DD)	To reflect Carrier’s estimated transaction costs of $85 million consisting of advisory, legal, accounting and auditing fees and other professional fees. This is a non-recurring item.

(EE)	To reflect reversal of interest expense related to intercompany financing as per adjustment (F) above.

(FF)	To record the reversal of the historical royalty fee of $45 million paid by the VCS Business to Viessmann recorded in the VCS Business’s audited combined financial statements.

(GG)	To record the new royalty fee of $13 million pursuant to the License Agreement (as defined in the Share Purchase Agreement) for use of “Viessmann” trademarks in connection with the VCS Business.

(HH)
The following adjustments to interest expense reflect the estimated interest expense and financing costs amortization to be incurred by Carrier as a result of the financing and amortization of fees paid for the borrowings under the Term Loan Credit Agreement and the Notes:

USD in millions	Interest expense for the twelve months ended December 31, 2022
Term Loan Credit Agreement and Notes (excluding amortization of debt issuance costs)	$472
Amortization of debt issuance costs related to new Term Loan Credit Agreement and Notes	11
Total	$483

The interest expense on borrowings under the Term Loan Credit Agreement and Notes represent a blended interest rate of approximately 5.91%. A 0.125% change in this blended interest rate would change interest expense by approximately $10 million.
(II)
Reflects the estimated income tax impact of the pro forma adjustments related to transaction accounting adjustments. For taxable VCS Business’s transaction accounting adjustments, a blended tax rate of 28.1% is used. For taxable Carrier’s transaction accounting adjustments, a blended tax rate of 23.5% is used. The amounts are adjusted for certain non-deductible advisory fees.

(JJ)
Reflects the one-time cost incurred of $51 million related to the debt issuance cost not capitalized in (HH) above. This is primarily comprised of upfront fee, stage fee and fees related to the loans that were ultimately not used to finance the Transactions.

(KK)
Reflects the estimated income tax impact of the pro forma adjustments related to the issuance of new debt. Tax-related adjustments are based upon a blended tax rate of 23.5%, adjusted for the impact of a reduction in foreign tax credit utilization.

Note 4. Earnings Per Share

The following tables set forth the computation of pro forma basic and diluted earnings per share for the twelve months ended December 31, 2022. Weighted average number of common shares outstanding (basic and diluted) include 58,608,959 shares, which are expected to be issued as part of consideration for the Acquisition.

USD in millions, except per share amounts	Twelve months ended December 31, 2022
Numerator (Basic and Diluted):
Pro Forma combined net income	$ 2,828
Less:
Denominator (in millions):
Historical weighted average shares outstanding – Basic	843
Pro forma adjustment for shares issued	59
Weighted average common shares outstanding – Basic:	902
Historical weighted average shares outstanding – Diluted	861
Pro forma adjustment for shares issued	59
Weighted average common and potential common shares outstanding – Diluted:	920
Pro Forma earnings per share:
Earnings per share – Basic	$ 3.13
Earnings per share – Diluted	$ 3.07